C23

Jersey Financial Services Commission
Registry

C23

JFSC
REGISTRY RECEIVED ON
15 DEC 2022
REGISTERED ON
DATE AMENDED
INITIALS DATABASES

Companies (Jersey) Law 1991
Registration of a Special Resolution

I (Insert declarant's name)

Computershare Company Secretary (Jersey) Limited

a Director ☐ Secretary ☑* *Tick as applicable

of the company named

Company Number 115471

Name of company

Babylon Holdings Limited

hereby certify that the special resolution(s) detailed below/on the attached page(s) which have been initialled by me*, was/were* duly passed at a meeting of the company held on

14 SEP 2022

Resolved that:

- ☐ Change of name
- ☐ Change of status
- ☐ Change of limited life company expiration time period
- ☑ Change of shares
- ☑ Change of articles
- ☐ Continuance
- ☐ Merger
- ☐ Dissolution

*Tick as applicable

Insert full resolution details

Signature [signature]

Date 14 DEC 2022

Note: This form, once registered, will be publicly available

Personal data provided in this application will be used by the Commission to discharge its statutory functions under the Companies (Jersey) Law 1991, as amended, and it may be disclosed to third parties for those purposes. Further information may be found in the Commission's Privacy Notice, which may be found on www.jerseyfsc.org.

The Commission may seek to verify the information in this application.

Registry

Resolved that: (Continued)

Special resolution - Resolution 3:

(1). pursuant to Article 38(1)(b) of the Companies (Jersey) Law 1991, as amended, a consolidation and Reverse Share Split of the issued and unissued Class A ordinary shares and Class B ordinary shares be approved (the "Reverse Share Split"), with the conversion calculation and corresponding new par value and number of issued and unissued shares of each class to be determined by the Board.

(2). the Board be authorized to carry out a Reverse Share Split of each issued and unissued Class A and Class B share and be approved to carry out such a Reverse Share Split such that:

* the Board is authorized to determine the number of Class A ordinary shares that will be consolidated into one Class A share (the "Class A Share Conversion Ratio"), such Class A Share Conversion Ratio to be any number between 15 and 25, pursuant to which the par value of each issued and unissued Class A share will be increased accordingly; and

* the Board is authorized to determine the number of Class B ordinary shares that will be consolidated into one Class B share (the "Class B Share Conversion Ratio" and, together with the Class A Share Conversion Ratio, the "Conversion Ratios"), such Class B Share Conversion Ratio to be any number between 15 and 25, pursuant to which the par value of each issued and unissued Class B share will be increased accordingly.

(3). following the determination by the Board of the Conversion Ratios, the authorized share capital of the Company and paragraph 4 of the Company's memorandum and articles of association ("memorandum") (in respect of the authorized share capital and nominal value of each share class) shall be amended accordingly to reflect the Reverse Share Split in such manner as determined by the Board in its sole discretion (the "Amendments"), subject to Resolution 3(2) and in the form set out below:

The share capital of the company is US$409,896.05 divided into:

260,000,000 Class A Ordinary Shares with a par value of US$0.001056433113 each
124,000,000 Class B Ordinary Share with a par value of US$0.001056433113 each; and
100,000,000 Deferred Shares with a par value of US$0.0000422573245084686 each.

(4). for the avoidance of doubt, if the directors determine in their sole discretion that the Reverse Share Split is not in the best interests of the Company or would not be required for any reason, then the directors be authorized to not proceed with the Reverse Share Split and the Company will make a public announcement in respect of the same.

Company number:
115471

THE COMPANIES (JERSEY) LAW 1991

A COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

BABYLON HOLDINGS LIMITED

(Adopted by special resolution passed at the Annual General Meeting on 14 September 2022 and effective on 15 December 2022)

---

1. The name of the company is **Babylon Holdings Limited.**

2. The company is a public company.

3. The company is a par value company.

4. The share capital of the company is US$409,896.05 divided into:

   4.1 260,000,000 Class A Ordinary Shares with a par value of US$0.001056433113 each;

   4.2 124,000,000 Class B Ordinary Shares with a par value of US$0.001056433113 each; and

   4.3 100,000,000 Deferred Shares with a par value of US$0.0000422573245084686 each.

5. The liability of a member of the company is limited to the amount unpaid (if any) on such member's share or shares.